Pricing Supplement No. 32          Filing under Rule 424(b)(3)
Dated October 2, 1995              Registration File No. 33-43443

(To Prospectus dated November 5, 1991 and
Prospectus Supplement dated November 6, 1991)


                       U.S. $1,250,000,000

                     REYNOLDS METALS COMPANY

                        Medium-Term Notes


Principal Amount: $10,000,000            Floating Rate Note: N/A
Interest Rate (if fixed rate):  6.00%      Interest rate basis: N/A
Stated Maturity:  December 10, 1996        -Commercial Paper Rate
Specified Currency: U.S. dollars           -Prime Rate
Applicable Exchange Rate (if any): N/A     -LIBOR
  U.S. $1.00 =                             -Treasury Rate
Issue price (as a percentage of            -CD Rate
  principal amount): 100%                  -Federal Funds Rate
Selling Agent's commission (%): N/A        -Other:
Purchasing Agent's discount                Index Maturity: N/A
  or commission (%):  .150%                Spread: N/A
Net proceeds to the Company (%): 99.850%   Spread Multiplier: N/A
Settlement date (original                  Maximum Rate: N/A
  issue date):  October 5, 1995            Minimum Rate: N/A
Redemption Commencement                    Initial Interest Rate: N/A
  Date (if any): N/A                       Interest Reset Date(s): N/A
Put Right of Holders upon                  Interest Determination
  a Designated Event and                    Date(s): N/A
  a Rating Decline:  Applicable            Calculation Date(s): N/A
Book-Entry Note: Applicable              Interest Payment Date(s): A/S
CUSIP No.: 76176L EY3                    Regular Record Date(s): A/S


     As of the date of this Pricing Supplement, (i) the aggregate principal amount of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $1,470,000,000 and (ii) the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities which have been sold (including the Notes to which this Pricing Supplement relates) is $1,469,750,000.

     "N/A" as used herein means "Not Applicable". "A/S" as used herein means "As stated in the Prospectus Supplement referred to above".



                      GOLDMAN, SACHS & CO.
                       MERRILL LYNCH & CO.